Exhibit 99.1

ABVC Acquires $2.96 Million Worth of Land in Asia with Stocks
Priced at $3.50 per Share

Fremont, CA, February 08, 2024 – ABVC BioPharma, Inc. (NASDAQ: ABVC) (“Company”), a clinical-stage biopharmaceutical company developing therapeutic solutions in Oncology/Hematology, Neurology, and Ophthalmology, announced today that it signed a definitive agreement to acquire real estate in Taoyuan City, Taiwan. The acquisition of real estate assets, estimated at approximately $2.96 million via an equity transfer of $3.50 per share, is to develop plant factories for ABVC’s botanical pipeline strategically; ABVC hopes the property will ultimately be used as an integrated platform for the global development of the Asian healthcare business and the medical, pharmaceutical, and biotechnology industries.

The acquisition aims to establish a base for Good Agricultural Practices (GAP) fields and an integrated platform for collaboration between researchers and industry leaders. ABVC will issue the current land owner shares of ABVC common stock at $3.50 per share and a warrant to purchase up to 1,000,000 shares of common stock in consideration for ownership of the property, which is estimated at $2.96 million by a third-party valuation company. This is a related party transaction since the seller is one of ABVC’s directors who owns approximately 10% of ABVC’s issued and outstanding shares of common stock and is married to ABVC’s Chief Strategic Officer.

“We are pleased to add more value to our shareholders’ equity by executing this acquisition and appreciate the recognition of the stock price of 150% higher than the current market price. ABVC aims to build on the fastest-growing Asian market for pharmaceutical products, medical devices, and healthcare services. The Company will use the newly acquired land to serve as the base for plant factories and GAP to grow the raw materials needed to develop the Company’s botanical new drugs.” said Dr. Uttam Patil, ABVC’s Chief Executive Officer. “We will work towards developing the fields to cut costs on raw material purchases and continue cooperating and constructing an integrated platform for the global development of Asian healthcare business and the medical, pharmaceutical, and biotechnology industries. We hope this will provide a new avenue for collaboration between industry, academia, and research and revitalize Asia’s promotion of innovation, knowledge exchange, and sustainable development.”

ABVC’s real estate investment raises the shareholders’ equity and facilitates ABVC’s drug development plan, and ABVC believes it will help generate revenue in the future. Following the pandemic, life sciences-related real estate in Asia has been considered a hot spot. 1 According to that same article, “burgeoning demand for pharmaceuticals from a greying population; government policies to support the industry; a steady flow of mergers and acquisitions; a rising number of listings; and the expansion of R&D capacity” has led to a demand for life sciences real estate in Asia Pacific.

[1]	https://www.scmp.com/presented/business/topics/apac-life-sciences-opportunities/article/3157871/life-sciences-real

As noted by Erik Hill, Managing Director and National Sector Lead of Healthcare and Life Science at Partner Valuation Advisory, investors have come to appreciate the recession-resistant returns offered by healthcare real estate. 2

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https://abvcpharma.com/?page_id=17707

About ABVC BioPharma

ABVC BioPharma is a clinical-stage biopharmaceutical company with an active pipeline of six drugs and one medical device (ABV-1701/Vitargus®) under development. For its drug products, the Company utilizes in-licensed technology from its network of world-renowned research institutions to conduct proof-of-concept trials through Phase II of clinical development. The Company’s network of research institutions includes Stanford University, the University of California at San Francisco, and Cedars-Sinai Medical Center. For Vitargus®, the Company intends to conduct global clinical trials through Phase III.

Forward-Looking Statements

This press release contains “forward-looking statements.” The words may precede such statements “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential,” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions, and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified, and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. None of the outcomes expressed herein are guaranteed. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) our inability to manufacture our product candidates on a commercial scale on our own, or in collaboration with third parties; (ii) difficulties in obtaining financing on commercially reasonable terms; (iii) changes in the size and nature of our competition; (iv) loss of one or more key executives or scientists; and (v) difficulties in securing regulatory approval to proceed to the next level of the clinical trials or to market our product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:

Leeds Chow

Email: leedschow@ambrivis.com

[2]	https://www.globest.com/2023/11/13/healthcare-real-estate-opportunities-beyond-medical-offices-and-hospitals/?slreturn=20240105041457